Registration No. 333-
As filed with the Securities and Exchange Commission on October 29, 2008.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
CHS Inc.
(Exact name of registrant as specified in its charter)

Minnesota	41-025105

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
5500 Cenex Drive
Inver Grove Heights, Minnesota 55077
(Address of registrant’s principal executive offices,
including zip code)
CHS INC. DEFERRED COMPENSATION PLAN
(Full title of the plan)

David Kastelic	Copies to:
Senior Vice President and General Counsel	Michael Clausman
CHS Inc.	Steven Shogren
5500 Cenex Drive	Dorsey & Whitney LLP
Inver Grove Heights, Minnesota 55077	50 South Sixth Street, Suite 1500
(651) 355-3712	Minneapolis, Minnesota 55402-1498
(Name, address and telephone number,	(612) 340-2600
including area code, of agent for service)	Facsimile: (612) 340-8738
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Proposed
		maximum	Proposed maximum
Title of securities to be	Amount to be	offering price	aggregate offering	Amount of
registered	registered	per obligation	price	registration fee

Deferred Compensation Obligations(1)	$100,000,000	100%	$100,000,000	$3,930

(1)	The Deferred Compensation Obligations are unsecured obligations of CHS Inc. to pay deferred compensation in the future in accordance with the terms of the CHS Inc. Deferred Compensation Plan.

PART II . INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, which have been filed with the Securities and Exchange Commission (the “SEC”) by CHS Inc. (“we,” “us” or “CHS”), are incorporated by reference in this registration statement:
•	Our Prospectus filed pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended (the “Securities Act”), File No. 333 – 148091, filed February 20, 2008;

•	Our Annual Report on Form 10-K for the fiscal year ended August 31, 2007;

•	Our Quarterly Reports on Form 10-Q for the quarters ended November 30, 2007, February 29, 2008 and May 31, 2008; and

•	Our Current Reports on Form 8-K filed on September 4, 2007, September 26, 2007, October 4, 2007, November 6, 2007, November 29, 2007, February 11, 2008, February 15, 2008, March 6, 2008, April 1, 2008 and October 7, 2008.
All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.
Item 4. Description of Securities.
The securities offered hereby are deferred compensation obligations of CHS, which are being offered to eligible employees and directors of CHS and its participating affiliates under the CHS Inc. Deferred Compensation Plan (the “Plan”). The Plan permits participants to defer, in accordance with the terms of the Plan, base salary, bonuses and director fees (each, a “Cash Deferral”). The amount of compensation to be deferred by each participant will be based on elections by each participant under the terms of the Plan.
CHS may be required to credit amounts to a participant’s account in accordance with employment or other agreements entered into between the participant and CHS. In addition, CHS may, but is not required to, credit any amount it desires to any participant’s account. CHS may also credit amounts to a participant’s account to make up for certain limits applicable to the CHS 401(k) plan or other qualified plan for the Plan year or for such other purposes as determined by the Plan committee in its sole discretion. All such amounts may: (1) be smaller or larger than the amount credited to any other participant; (2) be zero, even though one or more other participants receive a contribution from CHS; and (3) differ from the amount credited to such participant in the preceding Plan year. The Plan is an unfunded plan, and CHS is not required to set aside any funds or otherwise provide any mechanism for paying the credited amounts at any time amounts are credited to a participant’s account.
The deferred amounts described above (including the Cash Deferrals and additional amounts credited by CHS to a participant’s account) will be credited with earnings and investment gains and losses by assuming that the amount was invested in one or more investment alternatives selected by the participant in accordance with the terms of the Plan. The deemed investment alternatives include various investment funds with different degrees of risk and a fixed interest alternative. Participants may reallocate amounts among the various deemed investment alternatives up to twelve times each year. These deemed investment alternatives are merely measuring tools to determine the value of the participant’s account, and CHS is not required to invest any amounts as a result of these elections.
CHS’s obligations to make payments under the Plan are unsecured obligations of CHS and are subject to the claims of general creditors of CHS. These obligations will rank equally with other unsecured and unsubordinated indebtedness of CHS from time to time outstanding. All amounts payable to participants under the Plan are denominated in U.S. dollars and will be payable on the date or dates selected by each participant in accordance with the terms of the Plan or on such other date or dates as specified in the Plan. Rights to payment under the Plan are not convertible into another security of CHS.
CHS reserves the right to amend the Plan prospectively at any time, including the right to terminate the Plan completely. No amendment will reduce a participant’s account balance as of the date of such amendment. In no event will CHS be responsible for any decline in a participants’ account balance as a result of the selection, discontinuation, addition, substitution, crediting or debiting of one or more investment alternatives.

A participant’s rights or the rights of any other person to receive payment of deferred compensation obligations under the Plan may not be sold, assigned, transferred, pledged, garnished or encumbered, except by a written designation of a beneficiary under the Plan.
The foregoing summarizes the material terms and provisions of the deferred compensation obligations. It is not a complete legal description of the deferred compensation obligations, and is qualified in its entirety by reference to the Plan.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 308A.325 of the Minnesota cooperative law provides that a cooperative may eliminate or limit the personal liability of a director of a cooperative for breach of fiduciary duty as a director in the cooperative’s articles of incorporation, provided, however, that the articles may not eliminate or limit the liability of a director for:
•	breach of the director’s duty of loyalty to the cooperative or its members;

•	acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of law;

•	a transaction from which the director derived an improper personal benefit; or

•	an act or omission occurring before the date when the provision in the articles eliminating or limiting liability becomes effective.
Article IX of our Articles of Incorporation, as amended to date, eliminates or limits the personal liability of our directors to the greatest extent permitted under Minnesota law.
Article VI of our Bylaws provides that we shall indemnify each person who is or was a director, officer, manager, employee or agent of this cooperative, and any person serving at the request of this cooperative as a director, officer, manager, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred to the fullest extent to which such directors, officers, managers, employees or agents of a cooperative may be indemnified under Minnesota law, as amended from time to time.
We maintain directors’ and officers’ liability insurance which covers certain liabilities and expenses of our directors and officers and covers CHS for reimbursement of payments to our directors and officers in respect of such liabilities and expenses.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

4.1	CHS Inc. Deferred Compensation Plan (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8, File No. 333-121161, filed December 10, 2004).

4.2	First Amendment of CHS Inc. Deferred Compensation Plan (incorporated by reference to the Registrant’s Registration Statement on Form S-8, File No. 333-129464, filed November 4, 2005).

4.3	New Plan Participants 2005 Plan Agreement and Election Form for the CHS Inc. Deferred Compensation Plan (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-8, File No. 333-121161, filed December 10, 2004).

4.4	Beneficiary Designation Form for the CHS Inc. Deferred Compensation Plan (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-8, File No. 333-121161, filed December 10, 2004).

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney.
Item 9. Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Inver Grove Heights, State of Minnesota, on October 29, 2008.

CHS INC.
By:	/s/ John Schmitz
John Schmitz
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on October 29, 2008.

Signature	Title
/s/ John D. Johnson	President and Chief Executive Officer

John D. Johnson	(principal executive officer)

/s/ John Schmitz	Executive Vice President and Chief Financial Officer

John Schmitz	(principal financial officer)

/s/ Jodell Heller	Vice President and Controller

Jodell Heller	(principal accounting officer)

*	Chairman of the Board of Directors

Michael Toelle

*	Director

Bruce Anderson

*	Director

Donald Anthony

*	Director

Robert Bass

*	Director

Dennis Carlson

*	Director

Curt Eischens

*	Director

Steve Fritel

*	Director

Robert Grabarski

*	Director

Jerry Hasnedl

*	Director

David Kayser

*	Director

James Kile

Signature	Title
*	Director

Randy Knecht

*	Director

Michael Mulcahey

*	Director

Richard Owen

*	Director

Steve Riegel

*	Director

Daniel Schurr

*	Director

Duane Stenzel

*	By:	/s/ John Schmitz

John Schmitz
Attorney-in-fact

EXHIBIT INDEX

4.1	CHS Inc. Deferred Compensation Plan (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8, File No. 333-121161, filed December 10, 2004).

4.2	First Amendment of CHS Inc. Deferred Compensation Plan (incorporated by reference to the Registrant’s Registration Statement on Form S-8, File No. 333-129464, filed November 4, 2005).

4.3	New Plan Participants 2005 Plan Agreement and Election Form for the CHS Inc. Deferred Compensation Plan (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-8, File No. 333-121161, filed December 10, 2004).

4.4	Beneficiary Designation Form for the CHS Inc. Deferred Compensation Plan (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-8, File No. 333-121161, filed December 10, 2004).

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney.